EXHIBIT 10.52

SECOND AMENDMENT

TO

BOSTON PROPERTIES, INC.

SENIOR EXECUTIVE SEVERANCE PLAN

A. The Boston Properties, Inc. Senior Executive Severance Plan, as adopted as of July 30, 1998 (the “Plan”), as subsequently amended, is further amended as follows:

1. Section 4(a) of the Plan is hereby amended by deleting the last sentence thereof and substituting therefor the following:

“Such amount shall be paid in one lump sum payment no later than thirty-one (31) days following the Date of Termination; provided, however, that if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, such amount shall be paid in equal installments in accordance with the Company’s then payroll practice over a twelve (12) month period beginning with the first payroll date that occurs thirty (30) days after the Date of Termination. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.”

2. The Plan is hereby further amended by adding the following sentence immediately following the first sentence of Section 16:

“If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.”

B. Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed on behalf of the Company by its duly authorized officer this 15th day of December, 2008.

BOSTON PROPERTIES, INC.

By:	/s/ E. Mitchell Norville
	Name:	E. Mitchell Norville
	Title:	Executive Vice President, Chief Operating Officer

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